Exhibit 99.1

Inpixon’s Enterprise Apps Business to be Acquired in a Business Combination Transaction Valued at $69 Million

Transaction to Include Workplace Experience Technologies, Indoor Mapping, Events Platform, Augmented Reality and Related Business Solutions

Proposed Business Combination Expected to be Completed Before Year-End

PALO ALTO, Calif., September 26, 2022 /PRNewswire/ -- Inpixon® (Nasdaq: INPX), the Indoor Intelligence® company, today announced it has signed a definitive merger agreement with KINS Technology Group, Inc., a publicly traded special purpose acquisition company (Nasdaq: KINZ; KINZW) (“KINS”), for KINS to acquire Inpixon’s enterprise apps business (including its workplace experience technologies, indoor mapping, events platform, augmented reality and related business solutions). The transaction will be structured as a business combination (the “Business Combination”) with Inpixon’s newly formed subsidiary, CXApp Holding Corp. (“CXApp”), that is anticipated to result in Inpixon stockholders receiving shares in KINS valued at approximately $69 million. The transaction is expected to provide Inpixon’s enterprise apps business with greater capital and operational resources, a new executive management team and board expertise to accelerate growth.

Following the closing of the transaction, CXApp will be a wholly owned subsidiary of KINS, and the combined business will be listed on the Nasdaq Capital Market. The transaction has been unanimously approved by the Boards of Directors of both Inpixon and KINS and is subject to approval by the Security and Exchange Commission (“SEC”), KINS stockholders and the satisfaction of customary closing conditions. The proposed Business Combination is expected to be completed in the fourth quarter of 2022. Inpixon shareholders as of a record date to be determined will be eligible to receive the KINS shares.

Mr. Khurram Sheikh, founder, chairman and CEO of KINS, said “We are pleased to announce this transformative acquisition. The workplace experience market is experiencing explosive growth as organizations seek new ways to leverage technology to maximize efficiency, increase productivity and drive growth. This shift has accelerated due to the pandemic, as organizations adapt to the new hybrid work environment. Customers for Inpixon’s enterprise apps business line include the who’s who of Fortune 500 companies, and the business has an established track record, consistently ranked among the top providers of workplace experience solutions. Inpixon’s enterprise app is already well positioned in the market as a comprehensive end-to-end solution that offers a seamless employee experience. Moreover, we believe that with resources and capital exclusively allocated to this business, we can enhance its organic growth opportunities and maximize value for both Inpixon and KINS stockholders.”

Mr. Nadir Ali, CEO of Inpixon, commented, “We have been working on multiple strategic transactions for some time and believe this transaction will unlock significant value for stockholders. I could not be more excited about the outlook for this line of business. With this transaction, capital and operational resources will be singularly focused on the growth and profitability of this business. In addition, Inpixon shareholders will be able to benefit in the potential upside as stockholders of two public companies, each with distinct customers and product lines.”

Following the transaction, Inpixon will retain the remainder of its products including the Industrial Internet of Things (IIoT) business line, and will be focused on pursuing the most advantageous opportunities for this business and Inpixon shareholders. In this regard, Inpixon has entered into a non-binding letter of intent and is in due diligence stages with another third party in connection with a potential transaction involving the remainder of its business. Inpixon believes that pursuing these opportunities, coupled with Inpixon’s recent cost cutting initiatives, will offer the greatest chance for maximizing the value of their investment with dedicated and focused resources allocated to these core business lines.

Advisors

Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor to KINS, and Mitchell Silberberg & Knupp LLP is serving as legal advisor to Inpixon.

About KINS Technology Group

KINS Technology Group Inc. (Nasdaq: KINZ; KINZW) is a blank check company formed under the laws of the State of Delaware on July 20, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. KINS is focused on identifying and acquiring transformative technology businesses that are shaping the digital future and creating a new paradigm of communications and computing.

About Inpixon

Inpixon® (Nasdaq: INPX) is the innovator of Indoor Intelligence®, delivering actionable insights for people, places and things. Combining the power of mapping, positioning and analytics, Inpixon helps to create smarter, safer, and more secure environments. The company’s Indoor Intelligence and mobile app solutions are leveraged by a multitude of industries to optimize operations, increase productivity, and enhance safety. Inpixon customers can take advantage of industry leading location awareness, RTLS, workplace and hybrid event solutions, analytics, sensor fusion, IIoT and the IoT to create exceptional experiences and to do good with indoor data. For the latest insights, follow Inpixon on LinkedIn, and Twitter, and visit inpixon.com.

Forward-Looking Statements

This news release contains forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical facts contained in this communication, including statements regarding the expected timing and structure of the Business Combination, the ability of the parties to complete the Business Combination, the expected benefits of the Business Combination, the tax consequences of the Business Combination, the amount of gross proceeds expected to be available to CXApp after the closing and giving effect to any redemptions by KINS stockholders, CXApp’s future results of operations and financial position, business strategy and its expectations regarding the application of, and the rate and degree of market acceptance of, the CXApp technology platform and other technologies, CXApp’s expectations regarding the addressable markets for our technologies, including the growth rate of the markets in which it operates, and the potential for and timing of receipt of payments under CXApp’s agreements with customers are forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of Inpixon, CXApp and KINS, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include, but are not limited to: the risk that the transactions may not be completed in a timely manner or at all, which may adversely affect the price of Inpixon’s or KINS’s securities; the risk that KINS stockholder approval of the Business Combination is not obtained; the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the amount of funds available in KINS’s trust account following any redemptions by KINS’s stockholders; the failure to receive certain governmental and regulatory approvals; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; changes in general economic conditions, including as a result of the COVID 19 pandemic or the conflict between Russia and Ukraine; the outcome of litigation related to or arising out of the Business Combination, or any adverse developments therein or delays or costs resulting therefrom; the effect of the announcement or pendency of the transactions on Inpixon’s, CXApp’s or KINS’s business relationships, operating results, and businesses generally; the ability to continue to meet Nasdaq’s listing standards following the consummation of the Business Combination; costs related to the Business Combination; that the price of KINS’s or Inpixon’s securities may be volatile due to a variety of factors, including Inpixon’s, KINS’s or CXApp’s inability to implement their business plans or meet or exceed their financial projections and changes in the combined capital structure; the ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination, and identify and realize additional opportunities; and the ability of CXApp to implement its strategic initiatives.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Inpixon’s most recent annual report on Form 10-K, KINS’s registration statement on Form S-1 (File No. 333-249177) and the Form S-4 (as defined below), the Form S-1 (as defined below), the CXApp registration statement on Form S-1, the proxy statement/prospectus and certain other documents filed or that may be filed by Inpixon, KINS or CXApp from time to time with the SEC following the date hereof. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Inpixon, CXApp and KINS assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

None of Inpixon, CXApp or KINS gives any assurance that Inpixon, CXApp or KINS will achieve their expectations.

Important Information and Where to Find It

In connection with the proposed Business Combination, CXApp will file with the SEC a registration statement on Form S-1 (the “Form S-1”) registering shares of CXApp common stock, and KINS will file with the SEC a registration statement on Form S-4 (the “Form S-4”) registering shares of KINS common stock, warrants and certain equity awards. The Form S-4 to be filed by KINS will include a proxy statement/prospectus in connection with the KINS stockholder vote required in connection with the proposed Business Combination. This communication does not contain all the information that should be considered concerning the Business Combination. The Form S-1 to be filed by CXApp will include the Form S-4 filed by KINS, which will serve as an information statement/prospectus in connection with the spin-off of CXApp. This communication is not a substitute for the registration statements that CXApp and KINS will file with the SEC or any other documents that KINS or CXApp may file with the SEC or that KINS, Inpixon or CXApp may send to stockholders in connection with the Business Combination. It is not intended to form the basis of any investment decision or any other decision in respect to the business combination. KINS’s stockholders and Inpixon’s stockholders and other interested persons are advised to read, when available, the preliminary and definitive registration statements, and documents incorporated by reference therein, as these materials will contain important information about KINS, CXApp and the Business Combination. The proxy statement/prospectus contained in KINS’s registration statement will be mailed to KINS’s stockholders as of a record date to be established for voting on the Business Combination.

The registration statements, proxy statement/prospectus and other documents (when they are available) will also be available free of charge, at the SEC’s website at www.sec.gov, or by directing a request to: KINS Technology Group, Inc., Four Palo Alto Square, Suite 200, 3000 El Camino Real, Palo Alto, CA 94306.

Participants in the Solicitation

Inpixon, KINS and CXApp and each of their respective directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies from KINS’s stockholders in connection with the Business Combination. Stockholders are urged to carefully read the proxy statement/prospectus regarding the Business Combination when it becomes available, because it will contain important information. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of KINS’s stockholders in connection with the Business Combination will be set forth in the registration statement when it is filed with the SEC. Information about KINS’s executive officers and directors and CXApp’s management and directors also will be set forth in the registration statement relating to the Business Combination when it becomes available.

No Solicitation or Offer

This communication shall neither constitute an offer to sell nor the solicitation of an offer to buy any securities or the solicitation of any proxy vote, consent or approval in any jurisdiction in connection with the Business Combination, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to any registration or qualification under the securities laws of any such jurisdictions. This communication is restricted by law; it is not intended for distribution to, or use by any person in, any jurisdiction where such distribution or use would be contrary to local law or regulation.

Inpixon Contacts

General inquiries:

Inpixon

Email: marketing@inpixon.com

Web: inpixon.com/contact-us

Investor relations:

Crescendo Communications, LLC

Tel: +1 212-671-1020

Email: INPX@crescendo-ir.com

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